CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS



Presstek, Inc.
Hudson, New Hampshire


We hereby consent to the incorporation by reference in the respective Registration Statements on Forms S-8 (Nos. 33-80466, 33-61215, 33-39337, and 333-76905) and on Forms S-3 (Nos. 333-2299 and 33-48342) of Presstek, Inc. and in the Prospectuses constituting part of such Registration Statements of our report dated February 14, 2000 (except for note 14, as to which the date is March 24, 2000 ) relating to the financial statements and schedule of Presstek, Inc. appearing in the Company's Annual Report on Form 10-K for the year ended January 1, 2000

We also consent to the references to us under the caption "Experts" in the Prospectuses.



/s/  BDO SEIDMAN, LLP

     BDO SEIDMAN, LLP



New York, New York
March 30, 2000